EXHIBIT 99.1

April 28, 2016 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2016, of $2,832,000, a decrease of $792,000 from the same period the prior year.  Earnings per share for the first quarter of 2016 were $.69, compared to $.88 earned the first quarter of 2015.  Return on average assets and return on average equity were 1.29 percent and 12.50 percent, respectively, for the first quarter of 2016, versus 1.67 percent and 16.94 percent, respectively, for the same period the prior year.

“The 21.9 percent decline in net income was generally due to higher provision for loan losses, lower tax refund processing fees and merger related expenses,” stated Thomas E. Wiseman, President and CEO.  “It’s always a challenge following a record breaking year, but our bankers continue to position the company to take full advantage of the opportunities before us.  The proposed merger with The Milton Banking Company and the opening of the OVB Athens Loan Office are just two examples of opportunities we hope to capitalize on in 2016 and beyond.  The business of community banking isn’t getting any easier, but our team is committed to pursuing our ‘Community First’ mission.”

For the first quarter of 2016, net interest income increased $170,000, or 1.9 percent, from the same period last year.  With the Federal Reserve increasing short-term interest rates in December 2015 by 25 basis points, the interest earned on the heightened liquidity maintained during the first quarter in relation to seasonal tax refund processing contributed an additional $97,000 to interest income.  Furthermore, the higher rate on balances maintained at the Federal Reserve contributed to an increase in the net interest margin.  For the three months ended March 31, 2016, the net interest margin was 4.50 percent compared to 4.45 percent for the same period the prior year.  For the first quarter of 2016, average earning assets decreased $1.7 million from the same period last year.  Comparing the first quarter of 2016 to the first quarter of 2015, average loan balances decreased $11.5 million, which was largely offset by growth in average investments and Federal Reserve balances.  The decrease in average loan balances was primarily related to a decrease in average participation loans of $12.8 million, due to an increase in payoffs.

For the three months ended March 31, 2016, provision for loan loss expense totaled $479,000, as compared to negative provision of $78,000 for the same period last year.  The increase in provision expense was partly due to an increase in net charge-offs.  For the three months ended March 31, 2016, net charge-offs totaled $181,000, an increase of $245,000 from the net recoveries of $64,000 for the three months ended March 31, 2015.  Also contributing to additional provision expense during the first quarter of 2016 was the increase in specific allocations on impaired loans of $87,000.  Furthermore, the general reserve for loan losses increased due to certain economic risk factors, such as the balance of classified loans, which was partially offset by the improvement in lower historical loan loss factors.  The ratio of nonperforming loans to total loans at March 31, 2016 was 1.24 percent compared to 1.24 percent at December 31, 2015 and 1.60 percent at March 31, 2015.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2016 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.19 percent of total loans at March 31, 2016, compared to 1.13 percent at December 31, 2015 and 1.40 percent at March 31, 2015.

For the first quarter of 2016, noninterest income totaled $3,235,000, a decrease of $254,000, or 7.3 percent, from the first quarter of 2015.  For the three months ended March 31, 2016, tax refund processing fees totaled $1,754,000, a decrease of $341,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company as defined in the contract with the third-party tax refund product provider.  For the first quarter of 2016, all other noninterest income sources increased $87,000 in the aggregate from the same period last year, led by service charges on deposit accounts and interchange fees earned on debit and credit card transactions.

Noninterest expense totaled $7,969,000 for the first quarter of 2016, an increase of $542,000, or 7.3 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $170,000 from the first quarter of 2015.  The increase was primarily related to annual merit increases and higher health insurance expense.  Also contributing to higher noninterest expense in the first quarter of 2016 were expenses related to the announced merger with Milton Bancorp.  During the first quarter, the Company incurred $227,000 in merger related expenses.  The remaining noninterest expenses were limited to an increase of $145,000.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain  statements  contained in this  earnings  release  which  are  not  statements of  historical  fact  constitute  forward-looking  statements within the  meaning of  the  Private  Securities  Litigation  Reform  Act  of  1995.  Words  such  as  “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

Important Information for Investors and Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of the Company.  The Company's common shares to be issued in connection with the merger have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)
	Three months ended
	March 31,
	2016	2015
PER SHARE DATA
Earnings per share	$0.69	$0.88
Dividends per share	$0.21	$0.21
Book value per share	$22.60	$21.68
Dividend payout ratio (a)	30.53%	23.86%
Weighted average shares outstanding	4,127,666	4,117,675

PERFORMANCE RATIOS
Return on average equity	12.50%	16.94%
Return on average assets	1.29%	1.67%
Net interest margin (b)	4.50%	4.45%
Efficiency ratio (c)	63.80%	58.99%
Average earning assets (in 000's)	$827,318	$829,036

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended
(in $000's)	March 31,
	2016	2015
Interest income:
Interest and fees on loans	$8,927	$8,899
Interest and dividends on securities	843	728
Total interest income	9,770	9,627
Interest expense:
Deposits	498	535
Borrowings	172	162
Total interest expense	670	697
Net interest income	9,100	8,930
Provision for loan losses	479	(78)
Noninterest income:
Service charges on deposit accounts	405	353
Trust fees	60	58
Income from bank owned life insurance and annuity assets	209	176
Mortgage banking income	57	59
Electronic refund check / deposit fees	1,754	2,095
Debit / credit card interchange income	586	538
Gain on other real estate owned	(5)	15
Other	169	195
Total noninterest income	3,235	3,489
Noninterest expense:
Salaries and employee benefits	4,570	4,400
Occupancy	429	402
Furniture and equipment	185	178
Professional fees	337	356
Marketing expense	247	234
FDIC insurance	149	166
Data processing	353	368
Software	292	247
Foreclosed assets	65	35
Merger related expenses	227	0
Other	1,115	1,041
Total noninterest expense	7,969	7,427
Income before income taxes	3,887	5,070
Income taxes	1,055	1,446
NET INCOME	$2,832	$3,624

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2016	2015
ASSETS
Cash and noninterest-bearing deposits with banks	$10,311	$9,475
Interest-bearing deposits with banks	128,993	36,055
Total cash and cash equivalents	139,304	45,530
Certificates of deposit in financial institutions	1,470	1,715
Securities available for sale	87,979	91,651
Securities held to maturity
(estimated fair value: 2016 - $20,527; 2015 - $20,790)	19,506	19,903
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	6,576
Total loans	585,845	585,752
Less: Allowance for loan losses	(6,946)	(6,648)
Net loans	578,899	579,104
Premises and equipment, net	10,372	10,404
Other real estate owned	2,179	2,358
Accrued interest receivable	1,778	1,819
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	28,561	28,352
Other assets	5,626	7,606
Total assets	$883,517	$796,285

LIABILITIES
Noninterest-bearing deposits	$240,642	$176,499
Interest-bearing deposits	500,363	484,247
Total deposits	741,005	660,746
Other borrowed funds	28,133	23,946
Subordinated debentures	8,500	8,500
Accrued liabilities	12,248	12,623
Total liabilities	789,886	705,815

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2016 - 4,801,986 shares issued; 2015 - 4,777,414 shares issued)	4,802	4,777
Additional paid-in capital	35,868	35,318
Retained earnings	67,749	65,782
Accumulated other comprehensive income	924	305
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	93,631	90,470
Total liabilities and shareholders' equity	$883,517	$796,285